Imagis Technologies' Biometric Facial Recognition Technology
Deployed in the Sheriff's Department in Harris County, Texas
- the Third Largest County in the US

Increased Multi-Layered Security and Enhanced Integrated Biometric Facial Recognition Technology to Aid Local Texas Sheriff's Department

Vancouver, Canada - May 13 ,2002: Imagis Technologies, Inc. (OTCBB: IGSTF; TSX: NAB; Germany: IGY), ("Imagis") a developer and marketer of biometric-based software and its business partner, ORION Scientific Systems, today announced that Harris County Sheriff's Department in Texas is using Imagis' biometric facial recognition technology to accurately identify felons and increase the efficiency of surveillance activities. The County is deploying ORION's TaskForce® Investigations, which has Imagis' facial recognition technology integrated within it, and GangNet® applications.

"For the first time, our County Sheriff's Department has access to a comprehensive and up-to-date system and database that allows our officers to effectively apprehend criminal suspects," said Deputy Victor Bond of Harris County Sheriff's Department. "The security of our citizens is a top priority. Imagis' biometric facial recognition technology integrated within ORION's TaskForce Investigations application is tailored to our needs and has the increased security technology that we were looking for."

TaskForce®/ID-2000 Investigations, part of ORION's TaskForceR Suite, is an intelligence database and system that provides law enforcement agencies with the ability to record, track and analyze information associated with investigation activities such as surveillance, interviews, warrants and arrests. The system seamlessly integrates with Imagis' highly sophisticated facial recognition engine and stores encoded facial images in its database.

TaskForce®/ID-2000 Investigations has additional benefits including the flexibility to be tailored to specific user needs, the ability to be deployed on systems of various sizes and a multi-layered security feature that includes compartmentalization and classification of data.

"The adoption rate of biometric facial recognition technology in the law enforcement community continues to grow, and with our partner, ORION, we are eager to help Harris County in being a leading law enforcement agency in this area," said Iain Drummond, president and chief executive officer, of Imagis. "By joining forces with ORION, we are committed to developing a truly advanced law enforcement application that will provide greater investigation intelligence to Harris County Sheriff's Department."

. . . / 2

Imagis Technologies Inc.
May 13, 2002

About Harris County, TX
 Harris County is the third largest county in the United States, with a population of over 3 million people, and is 1,788 square miles in area. Founded in 1837, the Harris County Sheriff Department is among the oldest law enforcement agencies in Texas, and employs over 3,500 people. http://www.co.harris.tx.us/so/sheriffs.htm

About ORION
 ORION Scientific Systems, an international software consulting firm located in Sacramento, California, is a multidisciplinary research, analysis, consulting, and software development firm that specializes in solving complex information processing-based problems - particularly those encountered by decision makers, business managers, and operations or support activities. ORION has been developing high-end, state-of-the-art information processing and intelligence systems for the United States Government for over 20 years. In addition, ORION has been a leader in web-based network systems, adapting many of its applications to serve this growing environment. ORION is on the Web at http://www.orionsci.com.

About Imagis Technologies Inc.

 Imagis (OTCBB: IGSTF; TSX: NAB; Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations of its software in the United States, UK, Canada, and Mexico. Imagis Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number two-career post of Associate Deputy Director. Visit our Web site at http://www.imagistechnologies.com.

- 0 -

CONTACT:
Imagis Technologies Inc. Media Contact: Sandra Buschau VP Investor & Media Relations Tel: (604) 684-2449 sandy@imagistechnologies.com http://www.imagistechnologies.com	Typhoon Capital Consultants Sanjay Sabnani, President Tel: (310) 349-2245 E-mail: sanjay@typcap.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.